Exhibit 23(a)


CONSENT OF KPMG, LLP

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement of Rare Medium Group, Inc. (the "Company") on Form S-8 of our reports dated February 14, 2000, relating to the consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for the years then ended which reports are included in the Company's 1999 annual report on Form 10-K, as amended on Form 10-K/A.

KPMG LLP
New York, New York
October 30, 2000